Exhibit 99

Media:	Tom Robinson 816.556.2902

Investor:	Todd Kobayashi 816.556.2312

FOR IMMEDIATE RELEASE

Great Plains Energy Announces the
Retention of Greg Orman as Company Advisor

Kansas City, MO, December 16, 2002 - Great Plains Energy (NYSE: GXP) announced today the retention of Greg Orman as a company advisor effective December 31, 2002. To assume this new status, he will resign as Executive Vice President of Great Plains Energy and President and CEO of KLT Inc. As an advisor, Mr. Orman will continue to provide management assistance to the company's non-regulated businesses including Strategic Energy.

Chairman Bernie Beaudoin said," Greg has made a significant contribution in developing the non-regulated side of the business. On a retainer, he will continue to contribute his expertise while pursuing his other business interests. We look forward to continuing our mutual relationship."

Great Plains Energy (NYSE: GXP), headquartered in Kansas City, MO, is the holding company for three business units: Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; Strategic Energy LLC, an energy management company providing electric load aggregation and power supply coordination; KLT Gas Inc., a subsidiary specializing in coal bed methane exploration and development. The Company's web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this press release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from provided forward-looking information. These important factors include; future economic conditions in the regional, national and international markets; state, federal and foreign regulation; weather conditions including weather-related damage; cost of fuel; financial market conditions including, but not limited to changes in interest rates; inflation rates; increased competition including, but not limited to the deregulation of the United States electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; ability to achieve generation planning goals and the occurrence of unplanned generation outages; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; adverse changes in applicable laws, regulations or rules governing environmental including air quality, tax or accounting matters; delays in the anticipated in-service dates of additional generating capacity; performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; non-performance of counterparties; impact of terrorists acts; availability and cost of capital; and other risks and uncertainties. This list of factors may not be all-inclusive because it is not possible to predict all possible factors.

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